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Exhibit 10.5.2

Notary Public Nicola Grassano

Registered in Matera on 20-01-2003 under number 99 1st vol-series
Rubber stamp (illegible)

Notary Public's Registration No. 24470                                  Collection No. 9099

AMENDMENT TO FINANCING AGREEMENT
(under the provisions of law decree of 1st September 1993 No. 385)
THE ITALIAN REPUBLIC

        In the year two thousand and three, on the fourteenth day of the month of January;

14 January 2003;

        in Matera, vico XX Settembre No. 6;
before me Mr. Nicola Grassano, a Notary Public in Montescaglioso, registered in the list of notaries public of the district of Matera;
without the presence of witnesses, due to agreed waiver by the parties—who have the necessary legal requirements, said waiver having my consent;

the following appeared in person:

  •
  on behalf of "MONTE DEI PASCHI DI SIENA MERCHANT—Banca per le Piccole e Medie Imprese S.p.A.", (hereafter also briefly referred to as "MPS MERCHANT—Banca per le Piccole e Medie Imprese S.p.A.", or by the abbreviation "MPS MERCHANT S.p.A." or, more briefly and conventionally as "Bank"), Mr. Antonio Barbati, born in Pulsano on 17 January 1948, in his capacity as manager of the Matera Branch, and legal representative of "BANCA MONTE DEI PASCHI DI SIENA S.p.A.", holder of a special proxy under the deed of Mr. Stefano Cambiaggi, a Notary Public in Siena, on 11 July 2001, registration No. 12892/4885, registered in Siena on the same date under No. 2998, an authentic copy of which is annexed to another deed drawn up by me on 10 July 2002, my registration No. 23583/8615, registered in Matera on 17 July 2002 under No. 1302;

        Banca Monte dei Paschi di Siena S.p.A. participates in this deed and stipulates it not in its own name but as a delegatee of "MPS MERCHANT S.p.A.", registered offices in viale Giuseppe Mazzini No. 46, Florence, registration number at the Florence Chamber of Commerce, Industry, Agriculture and Crafts and tax code 00816350482, corporate capital Euro 68,900,000.00, fully paid up, a member of Banking Group Monte dei Paschi di Siena; bank code 4770—Group Code 1030.6, by virtue of the proxy by deed of 12 September 2001, registration No. 184417/14601, and of the deeds of Cesare Lazzeroni Notary Public in Empoli of 20 September 2001 under No. 2669 series I/E an authentic copy of which is annexed to the above mentioned deed prepared by me on 10 July 2002;

  •
  on behalf of the company benefiting from the financing operation (hereafter also referred to as "Financed Company"), Mr. Costantino Ambrosio, born in Torre Annunziata (Naples) on 1 January 1943, domiciled for reasons of office as indicated herein, who participates in the deed as the Managing Director and legal representative of the limited liability company named "BIOSEARCH MANUFACTURING S.r.l.", registered offices in Pisticci Scalo, via Pomarico, registration number at the Matera Chamber of Commerce, Industry, Agriculture and Crafts and tax code 01023770777, corporate capital Euro 16,000,000.00 fully paid up, empowered for this deed by a resolution passed by the Ordinary Meeting of Shareholders of 8 January 2003, the minutes of which, in a certified conforming abstract of Mr. Giuliano Salvini, a Notary Public in Milan, bearing the same date, and registration No. 138359, are annexed hereto under letter "A".

        The appearing parties, of whose personal identity and qualification I, as Notary Public, am certain, request me to receive this deed by which they declare the following

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PREMISES:

        A)—by the resolution dated 29 February 2000 No. 1393 (published in BURE No. 24 of 6 April 2000), The Regional Council of Basilicata approved the "Val Basento Announcement" the subject of which being the granting of contributions to industrial companies due to occupy the Industrial Estate of Val Basento;

        B)—by the deed dated 3 April 2000, the "Basilicata Region" and the "Banca Monte dei Paschi di Siena S.p.A." have regulated their mutual relations for the implementation of the investigations in connection with the applications for facilities presented by industrial companies and for the resulting granting of medium-long term loans for the implementation of investments to be effected under the "Val Basento Announcement";

        C)—"Banca Monte dei Paschi di Siena S.p.A." has assigned to "Monte dei Paschi di Siena Merchant—Banca per le Piccole e Medie Imprese S.p.A." (formerly "Mediocredito Toscano S.p.A." before the change in company name which occurred by the resolution of the Extraordinary Meeting of the Shareholders of Mediocredito Toscano S.p.A. on 25 July 2001, and hereafter simply referred to as "MPS MERCHANT" or "Bank"), operating in the sector of facilitated credit and of medium-long term credit, the duty of performing the above mentioned investigation into the applications for facilities and for the granting of medium-long term loans;

        D)—"Biosearch Manufacturing S.r.L", registered offices in Pisticci Scalo (MT), has presented a request to be granted the financial facilities specified in the "Val Basento Announcement" for the implementation of an investment programme concerning the construction of a new plant in Val Basento and, following the performance of the investigation stage, "MPS Merchant" declared that it agreed to "Biosearch Manufacturing" benefiting from the contributions allocated with the above mentioned Announcement;

        E)—by a resolution passed on 13 February 2001 No. 281 (published in BURE No. 13 of 1st March 2001), the Regional Executive Council of Basilicata approved the final ranked list of applications approved for receiving contributions under the "Val Basento Announcement", which includes the application presented by "Biosearch Manufacturing";

        F)—on the assumption that the contribution to the interest account recognised to "Biosearch Manufacturing", under the above mentioned announcement, should be directly provided by the Basilicata Region to the aforesaid "Biosearch Manufacturing" by virtue of the aforesaid contract under my deed of 10 July 2002, registration No. 23583/8615, "MPS Merchant" granted to "Biosearch Manufacturing" financing at the ordinary interest rate, for a term of ten years, for an overall amount of Euro 7,474,000.00 (seven million four hundred and seventy-four thousand/00) at the conditions, terms and methods specified in the aforesaid contract and the relevant annexes (hereafter also jointly referred to as "contract of 10 July 2002");

        G)—as integral guarantee for the performance of all the obligations produced by the above mentioned "contract of 10 July 2002", the "Financed Company" has:

  •
  granted a first mortgage for the benefit of "MPS Merchant", on land for industrial use situated in the Municipality of Pisticci (MT), Frazione Scalo; the said mortgage was officially registered on 11 July 2002 at the Property Registry of Matera under Reg. No. 5589—Part. Reg. No. 820;

  •
  following the granting to the "Bank" of the privilege, under the provisions of art. 46 of law decree of 1st September 1993 No. 385, on the plant, machinery, works and capital goods used by the company, the "Financed Company" promised in this connection to stipulate an appropriate deed additional to the "contract of 10 July 2002" when the identification elements for the machinery will be available;

        H)—as a result of the dispatch of the "contract of 10 July 2002" to the Basilicata Region, the said Region advised that the financial facilities would be paid to "MPS Merchant" which, when the individual instalments would fall due, would recognise to the "Financed Company", the contributions to the interest account due to the same;

        I)—as it became necessary to make modifications to the "contract of 10 July 2002", "MPS Merchant" and "Biosearch Manufacturing" agreed to sign this deed additional to the "contract of 10 July 2002" whereby, without prejudice to all the agreements and conditions specified in the original loan contract of 10 July 2002, the instructions provided by the Basilicata Region are implemented.

IN VIEW OF ALL THE ABOVE MENTIONED RECITALS

        The parties, as above constituted and represented, agree and stipulate as follows.

Article 1

        The parties agree to the Recitals of this deed, which must be understood to be an essential and substantial part of the said deed.

Article 2

        As this operation was accepted as a contribution to the interest account specified in the Announcement for the re-industrialisation of Val Basento, approved by the Basilicata Region by the resolution of the Council No. 1393 of 29 February 2000, the said operation is regulated by the regulations specified in the aforesaid "Val Basento Announcement", published in the Official Bulletin of the Basilicata Region No. 24 of 6 April 2000, and subsequent resolutions and amendments about which the parties declare they are well informed.

        By virtue of the aforesaid regulations, and without prejudice to the fact that the rate of interest specified in "contract of 10 July 2002", under my deed registration No. 23553/8615, is applied to this financing operation, the Basilicata Region shall recognise to the Bank the amount obtained from the discounting back of the contribution to the interest account on the financing operation eligible for the contribution—amounting overall to Euro 7,474,000.00 (seven million four hundred and seventy-four thousand/00)—at the rate of 4 (four) percentage points.

        The discounting back shall be determined by using as a parameter the reference rate for the industrial sector in force when this deed, additional to the "contract of 10 July 2002", is stipulated. Therefore, due to the periodic crediting of the contributions, the rate of interest that shall remain effectively charged to the financed company shall be equal to the difference between the six-month interest rate calculated according to the forecast mentioned in the "contract of 10 July 2002" and the contribution rate for each single instalment as determined above.

        It is understood that any rate of contribution which, due to the effect of such periodic crediting operations, remains at the disposal of the Bank, at the end of the amortisation of the loan, must be returned by the said Bank to the Basilicata Region.

        With reference to the above, the Financed Company:

        —declares that it is aware that the Bank is obliged to promptly notify the Basilicata Region of each and every substantial modification or waiver of the "Financed Company" in connection with the implementation of the facilitated investments or with the pursuit of the purposes specified by the aforesaid regulations, as well as all variations to the title of the financing operation or to the property of the financed company or with all non-fulfilment concerning reimbursement of the loan, the Company terminating its activity, as well as all other facts considered significant to the progress of the company or lack of the admissibility requirements which have come to the Bank's knowledge;

        —recognises that the contributions to the interest account shall cease in the event of early total or partial cancellation or discharge of the financing operation, termination of activity by the Financed Company, bankruptcy or compulsory administrative liquidation of the said Company;

        It is hereby recognised that the contributions to the interest account shall be revoked if the [*], or if the [*] for the above mentioned contribution action, or if the [*];

  •
  recognises that, in the cases of the above mentioned cases of termination or revocation, the Company shall return the unjustly received contributions to the Basilicata Region, written-up according to the ISTAT official inflation indices, and including legal interest, commencing from the supply date of the said contributions until the payment date;

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  lastly, agrees that if the aforesaid admission to the above mentioned contributory interest is not followed by the effective payment of the said contribution actions, or if such actions cease or are revoked, the financing operation shall continue at the interest rate conditions specified in the "contract of 10 July 2002".

        Without prejudice to the above, the Financed Company recognises that the assets for which the contribution was granted cannot [*] data when they became effective; any departures may be preventively authorised, purely as an exception, by the Basilicata Region subject to approval by the Bank. The company recognises that, in breach of this condition, the change in the intended use of the facilitated investments, shall lead to the revocation of the above mentioned contributory actions.

Article 3

        The constituted parties agree, by way of a partial modification to the specifications of article 5 of the "contract of 10 July 2002" that:

        —) the financing operation be reimbursed no longer by 31 May 2012, but by 30 November 2012 at the expiry dates and for the amounts specified in the amortisation plan which, duly signed by the parties and by myself as Notary Public, is annexed to this deed under letter "B" so that it may be an essential and substantial part of the said deed;

        —) interest, together with the above mentioned capital amounts, shall be paid deferred every six months—based on the business year (360 days), divided by 360—at the rated determined as specified in the preceding article 2.

        "MPS Merchant" and "Biosearch Manufacturing" therefore mutually acknowledge that the amortisation plan annexed under letter "G" of the "contract of 10 July 2002" shall no longer have any validity between the parties.

        The "Financed Company" shall also pay to the Bank, in the pre-amortisation period, at the 6-month expiry dates specified in the aforesaid amortisation plan, instalments consisting only of deferred interest, calculated—in relation to the amounts released from the guarantee deposit specified under art. 3 of the "contract of 10 July 2002"—as indicated in the preceding paragraph.

        The "Financed Company" declares that it is aware of the fact that the Bank is obliged to promptly communicate to the Basilicata Region any variations to the amortisation plan approved by this contract.

Article 4

        The non-fulfilment of even one of the obligations taken on by the "Financed Company", under the provisions of the preceding articles and/or upon the occurrence of any of the conditions specified in the "contract of 10 July 2002", will give the Bank the right to cancel this contract and the "contract of 10 July 2002" and/or to declare the financed party as dispossessed of the benefit of the term under art.1186 of the civil code.

Article 5

        "MPS Merchant" and "Biosearch Manufacturing", to whatever extent whatever may be necessary, mutually declare that this deed is not considered as a novation of the other agreements, conditions, and terms contained in the above mentioned financing deed drafted by me on 10 July 2002, registration No. 23583, and recognise that, without prejudice to the agreements in this deed, all the other agreements, methods and conditions of the said contract and the relevant collaterals shall remain applicable and unchanged.

Article 6

        The constituted parties agree that the agreements of this deed are annotated in the margin of the mortgage registration, and authorise me as Notary Public to proceed with the annotation of this deed in the margin of the aforesaid mortgage registered at the Property Registry of Matera on 11 July 2002 under Gen. Reg. No. 5589—Part. Reg. No. 820.

        They therefore authorise me, as Notary Public, to proceed, and authorise the Registrar of the Property Registers to take the necessary steps in this connection while relieving the latter of any personal responsibility.

Article 7

        This deed, the relevant formalities and any subsequent deeds, are subject to the tax scheme specified in Presidential Decree of 29 September 1973 No. 601 and subsequent modifications, which governs the contract of 10 July 2002, of which this deed is an essential part.

        The cost for stipulating this deed and all the other costs concerning it and deriving from its execution, including the costs for a copy in executive form and 4 authentic copies of the contract itself for "MPS Merchant", shall be charged in equal parts to both the contracting parties.

        The parties exempt me from reading the annexed documents, and declare that they have acquired full knowledge of them.

        As requested, I prepared this deed, which I read to the parties who approved it, because it conforms to their wishes, and they sign it jointly with me as Notary Public.

        This deed, which was written with an electric system by a trusted person and completed by me by hand, consists of four sheets, which occupy twelve pages and up to this point of the thirteenth page.

        Signed: Antonio Barbati, Costantino Ambrosio, Nicola Grassano as Notary Public, and duly sealed.

        The annexed documents follow.

Rubber stamp (illegible)

Annex A

MINUTES OF THE SHAREHOLDERS' MEETING OF JANUARY 8, 2003

        [*]

ANNEX B

        TO N. OF REPERTORY 8099            AMORTIZATION PLAN

BIOSEARCH MANUFACTURING S.R.L.		331765 462163 FINANCING CODE. CLIENT CODE	ERGS

VIA POMARICO		95085 PLAN NR.	2,725000 NPS AT RATE OF

75100 PISTICCI		013	07/01 /2003 8
01030	15200	16100	BANCA MONTE PASCHI DI SIENA SPA CASHING
AGENCY OF MATERA AGENCY			MATERA PLACE
7.474.000,00 FINANCING OF	10/7/2002 GRASSANO NICOLA DEED OF	445 LAW	0001 ART. COD.	020 (4 +16) NR. SEMESTERS
		3,250		8,050
ANNUAL RATE	REFERENCE SEMESTER			DEFAULTING INTEREST
582.572,75
	REFERENCE PERIOD	FACILITATED PERIOD	PERIOD CONTRIBUTION
PAYMENT DATE	RATE NR.	INTERESTS	CAPITAL	RESIDUAL
* 31/05/2003	1		[*]	[*]
* 30/11/2003	2		[*]	[*]
* 31/05/2004	3		[*]	[*]
* 30/11/2004	4		[*]	[*]
31/05/2005	5		[*]	[*]
30/11/2005	6		[*]	[*]
31/05/2006	7		[*]	[*]
30/11/2006	8		[*]	[*]
31/05/2007	9		[*]	[*]
30/11/2007	10		[*]	[*]
31/05/2008	11		[*]	[*]
30/11/2008	12		[*]	[*]
31/05/2009	13		[*]	[*]
30/11/2009	14		[*]	[*]
31/05/2010	15		[*]	[*]
30/11/2010	16		[*]	[*]
31/05/2011	17		[*]	[*]
30/11/2011	18		[*]	[*]
31/05/2012	19		[*]	[*]
30/11/2012	20		[*]	[*]

			7,474,000.00

*PAYMENT DATE RELATED TO THE ACCRUED INTERESTS, TO BE CALCULATED ON THE PRINCIPAL ACTUALLY DRAWN DOWN AND ACCRUING FROM THE RELEVANT DRAWING DATE.

THE AMOUNTS ARE EXPRESSED IN EURO.

ADDITION: THE INTEREST RATE INDICATED IN THIS AMORTIZATION PLAN WHICH IS EQUAL TO 5,45% AND RELATED TO THE FIRST UTILIZATION PERIOD, SHALL BE REDUCED BY ANNUAL FEES IN AN AMOUNT EQUAL TO 4%.

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  Exhibit 10.5.2
AMENDMENT TO FINANCING AGREEMENT (under the provisions of law decree of 1st September 1993 No. 385) THE ITALIAN REPUBLIC
PREMISES
IN VIEW OF ALL THE ABOVE MENTIONED RECITALS
Article 1
Article 2
Article 3
Article 4
Article 5
Article 6
Article 7
Annex A MINUTES OF THE SHAREHOLDERS' MEETING OF JANUARY 8, 2003
ANNEX B